EXHIBIT 99.1

Contacts:

Ron Farnsworth	Drew Anderson
EVP/Chief Financial Officer	SVP/Investor Relations Director
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4108	503-727-4192
ronfarnsworth@umpquabank.com	drewanderson@umpquabank.com

UMPQUA REPORTS FIRST QUARTER 2020 RESULTS

Deposit growth of $217.9 million, or 3.9% annualized; loan and lease growth of $55.8 million, or 1.1% annualized
Launched COVID-19 support programs for associates, customers, and communities
COVID-19 impacts on economic forecasts and CECL adoption resulted in provision for credit losses of $118.1 million
Tier 1 Common Equity Ratio of 10.9% and Total Risk Based Capital Ratio of 14.0%
Evaluating goodwill for impairment

PORTLAND, Ore. – April 22, 2020 – Umpqua Holdings Corporation (NASDAQ: UMPQ) (the “Company”) reported net loss of $28.3 million for the first quarter of 2020, compared to net income of $83.8 million for the fourth quarter of 2019 and $74.0 million for the first quarter of 2019. Earnings (loss) per diluted common share were a loss of $(0.13) for the first quarter of 2020, compared to earnings of $0.38 for the fourth quarter of 2019 and earnings of $0.34 for the first quarter of 2019.

"The COVID-19 pandemic is an unprecedented global event that has impacted companies of all sizes across every industry. I’m proud that Umpqua responded to protect the health and safety of our customers and associates while minimizing disruption to the essential service of banking. In addition to adapting our operations, we rolled out relief programs to support our associates, customers, and communities, and I'm extremely proud of our significant efforts to promptly ramp up to accept and approve a significant amount of payroll protection loans through the CARES Act,” said Cort O’Haver, president and CEO of Umpqua Holdings Corporation. “Small businesses are the lifeblood of the United States economy, and a top priority is helping them navigate this extraordinary disruption. To-date we’ve approved and received SBA PLP numbers to be able to fund more than 6,700 loans for $1.4 billion in balances under the Payroll Protection Program."

O'Haver continued "Like others, Umpqua’s financial performance for the quarter reflects the severity and speed of the COVID-19 crisis and the uncertainty facing all businesses. The company adopted CECL during the quarter and due to the COVID-19 influenced economic forecast, it resulted in a significantly higher provision for the quarter. However, the company’s ability to pivot quickly and effectively to processing the influx of Payroll Protection Program applications reflects our operating strength and the value of the technological investments made over the past few years. We’re confident that as we continue to manage through this crisis, the resilience of our associates and our strong capital and liquidity positions will continue to be a strategic advantage for Umpqua going forward.”

Ongoing impact of COVID-19 on our business operations:

•We promptly modified operations to comply with multiple state-level proclamations and CDC guidance and best practice; we continue to:
◦restrict all travel.

Umpqua Reports First Quarter 2020 Results
April 22, 2020

◦maintain a remote work program for associates other than store associates and small groups of other functions that cannot be completed remotely. About 90% of our non-store associates are operating remotely.
◦transitioned store operations to restrict lobby access and instructed customers to bank by appointment only which has allowed over 95% of stores to remain open throughout the crisis.
◦increased cleaning scope and frequency to our store locations and installed other protective devices for our associates.
◦deployed resources to rapidly adjust to new programs such as the Payroll Protection Program ("PPP").
•Mobile banking usage trends are up 5% and unique sessions are up 12% from pre-COVID 19 levels in addition to an expected decline in store transactions of over 40%.
•Continue to offer our Umpqua Go-To® application which offers customers and associates a safe and effective way of conducting banking. In March, Go-To customers using the platform increased 2.5x and message volume increased 3x from January.
•We enhanced associate benefits, including:
◦supplemental front line associate pay.
◦pandemic pay bank for associates needing additional paid time off due to COVID-19 impacts.
◦flexible work rotations and remote work for higher-risk associates.
•Active participant in federal relief programs, including:
◦CARES Act PPP.
◦Economic Injury Disaster Loan (EIDL) Program.
•Addressing other customer needs during pandemic:
◦Payment deferrals.
◦Waiving deferral associated fees.
◦ATM fee waivers.
•Enhanced community support:
◦announced $2.0 million in combined grants and investments to organizations providing COVID-19 community relief and small business microloans.
◦initiated virtual volunteerism program.
◦activated an associate 3:1 giving match to donations.

Notable items that impacted the first quarter 2020 financial results included:

•$118.1 million provision for credit losses reflecting a COVID-19 global pandemic influenced economic forecast, compared to a $16.3 million provision expense in the prior quarter, and a $13.7 million provision expense in the same period of the prior year.
•$25.4 million loss on the fair value change of the MSR asset due to changes in valuation inputs or assumptions resulting from the decrease in long term interest rates during the quarter compared to a $5.1 million loss in the prior quarter and a $7.5 million loss in the same period of the prior year.
•$14.3 million loss related to the fair value of the debt capital market swap derivatives attributable to the decrease in long-term interest rates during the quarter, compared to a gain of $5.0 million in the prior quarter and a loss of $2.5 million in the same period of the prior year.

Umpqua Reports First Quarter 2020 Results
April 22, 2020

First Quarter 2020 Highlights (compared to prior quarter):

•Net interest income decreased by $8.3 million on a quarter to quarter basis primarily driven by lower average yields on loans and leases, partially offset by a lower cost of interest bearing deposits;
•Provision for credit losses increased by $101.8 million, reflecting a COVID-19 global pandemic influenced economic forecast;
•Net charge-offs increased by thirteen basis points to 0.41% of average loans and leases (annualized);
•Non-interest income decreased by $43.1 million, driven primarily by the $30.7 million loss related to the fair value of the MSR asset and the $14.3 million dollar loss related to the fair value of the debt capital market swap derivatives;
•Non-interest expense decreased by $5.7 million, driven primarily by lower professional fees and services, lower incentives and commissions, and lower other expenses, partially offset by seasonally higher payroll taxes;
•Non-performing assets to total assets increased to 0.30% from 0.23%;
•Estimated total risk-based capital ratio of 14.0% and estimated Tier 1 common to risk weighted assets ratio of 10.9%;
•Declared a quarterly cash dividend of $0.21 per common share.

Balance Sheet
Total consolidated assets were $29.4 billion as of March 31, 2020, compared to $28.8 billion as of December 31, 2019 and $27.4 billion as of March 31, 2019. Including secured off-balance sheet lines of credit, total available liquidity was $11.2 billion as of March 31, 2020, representing 38% of total assets and 49% of total deposits.

Gross loans and leases were $21.3 billion as of March 31, 2020, an increase of $55.8 million relative to December 31, 2019. Please refer to the additional loan tables in the Q1 2020 Earnings Presentation for select underwriting characteristics of the loan portfolio and specific industry concentrations impacted by COVID-19.

Total deposits were $22.7 billion as of March 31, 2020, an increase of $217.9 million from $22.5 billion as of December 31, 2019. This increase was attributable to growth in non-interest bearing demand deposits of $256.5 million and money market growth of $151.2 million.

Net Interest Income
Net interest income was $218.5 million for the first quarter of 2020, down $8.3 million from the prior quarter. This decrease was primarily driven by lower average yields on loans and leases, partially offset by a lower cost of interest bearing deposits.

The Company's net interest margin was 3.41% for the first quarter of 2020, down ten basis points from 3.51% for the fourth quarter of 2019 primarily driven by the decrease in short and long term interest rates during the quarter.

Credit Quality
The allowance for credit losses on loans and leases was $291.4 million, or 1.37% of loans and leases, as of March 31, 2020, which was up from $157.6 million, or 0.74% of loans and leases, as of December 31, 2019. The initial adjustment to the allowance for credit losses to record the adoption of CECL as of January 1, 2020 was $53.2 million. The provision for credit losses was $118.1 million for the first quarter of 2020, an increase of $101.8 million from the prior quarter level, driven primarily by the COVID-19 global pandemic influenced economic forecast.

Net charge-offs as a percentage of average loans and leases increased by thirteen basis points to 0.41% of average loans and leases (annualized). The increase in net charge-offs for the quarter was primarily due to a COVID-19 related single charge-off to a regional air transportation lessor. As of March 31, 2020, non-performing assets were 0.30% of total assets, compared to 0.23% as of December 31, 2019 and 0.32% as of March 31, 2019.

Umpqua Reports First Quarter 2020 Results
April 22, 2020

Current Expected Credit Loss (CECL)
As described in our 2019 annual report on Form 10-K ("2019 10-K"), on January 1, 2020, we adopted Accounting Standards Update No. 2016-13, Financial Instruments —Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("CECL"), which upon adoption resulted in a reduction to our opening retained earnings balance of approximately $40.2 million, net of income tax, and a pre-tax increase to the allowance for credit losses on loans and leases of approximately $53.2 million. In applying CECL, our financial results will be affected as soon as weak or deteriorating economic conditions are forecasted which alters our expectations for credit losses. In addition, due to the expansion of the time horizon over which we are required to estimate future credit losses under CECL, we may experience increased volatility in our future provisions for credit losses. When utilizing economic forecast models that factor in significant, negative COVID-19 impacts to the economy, we incurred a significant provision expense for credit losses in the first quarter of 2020 and may incur significant provision expense for credit losses in future periods as well as actual or projected economic conditions deteriorate further.

Non-interest Income
Non-interest income was $40.6 million for the first quarter of 2020, down $43.1 million from the prior quarter driven primarily by the difference from the prior period on the loss related to the fair value of the MSR asset of $20.3 million and the difference from the prior period on the loss related to the fair value of the debt capital market swap derivatives of $19.3 million.

Revenue from the origination and sale of residential mortgages was $39.3 million for the first quarter of 2020, an increase of $3.9 million from the prior quarter. This increase reflects a sequential quarter increase of $88.2 million or 8% in for-sale mortgage origination volume and an increase of nine basis points in the home lending gain on sale margin to 3.43% for the first quarter of 2020. Of the current quarter's mortgage production, 43% related to purchase activity, compared to 55% for the prior quarter and 71% for the same period of the prior year.

Non-interest Expense
Non-interest expense was $177.7 million for the first quarter of 2020, down $5.7 million from the prior quarter level. This decrease was driven primarily by lower professional fees and services, lower incentives and commissions, and lower other expenses, partially offset by seasonally higher payroll taxes.

Goodwill
Based on continued market volatility, consensus forecasts for a prolonged low interest rate environment, and the drop in price of the Company’s common stock during the quarter, the Company is currently analyzing the value of goodwill within its operating segments related to its prior acquisitions, and believes the value of goodwill has been significantly impaired. Any potential goodwill impairment could be material to reported earnings, but would be a non-cash charge and have no effect on the Company’s cash balances, liquidity or tangible equity. In addition, because goodwill and other intangible assets are not included in the calculation of regulatory capital, the Company’s well-capitalized regulatory capital ratios would not be affected by this potential non-cash expense. The Company anticipates the analysis will be completed prior to filing the Quarterly Report on Form 10-Q with the Securities and Exchange Commission in May 2020.

Capital
As of March 31, 2020, the Company's tangible book value per common share1 was $11.48, compared to $11.39 in the prior quarter and $10.44 in the same period of the prior year. During the first quarter of 2020, the Company declared a dividend of $0.21 per common share.

The Company's estimated total risk-based capital ratio was 14.0% and its estimated Tier 1 common to risk weighted assets ratio was 10.9% as of March 31, 2020. The Company remains above current “well-capitalized” regulatory minimums. The regulatory capital ratios as of March 31, 2020 are estimates, pending completion and filing of the Company's regulatory reports.

1 "Non-GAAP" financial measure. More information regarding this measurement and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures below.

Umpqua Reports Third Quarter 2019 Results
October 16, 2019

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this document are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Management believes tangible common equity and the tangible common equity ratio are useful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which management believes will assist investors in assessing the capital of the Company and the ability to absorb potential losses. Tangible common equity is calculated as total shareholders' equity less goodwill and other intangible assets, net (excluding MSRs). Tangible assets are total assets less goodwill and other intangible assets, net (excluding MSRs).  The tangible common equity ratio is calculated as tangible common shareholders' equity divided by tangible assets.

The following table provides reconciliations of ending shareholders' equity (GAAP) to ending tangible common equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(In thousands, except per share data)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
Total shareholders' equity	$4,331,294	$4,313,915	$4,289,516	$4,228,507	$4,112,326
Subtract:
Goodwill (1)	1,787,651	1,787,651	1,787,651	1,787,651	1,787,651
Other intangible assets, net	17,099	18,346	19,750	21,155	22,560
Tangible common shareholders' equity	$2,526,544	$2,507,918	$2,482,115	$2,419,701	$2,302,115
Total assets	$29,370,709	$28,846,809	$28,930,855	$27,986,075	$27,355,625
Subtract:
Goodwill (1)	1,787,651	1,787,651	1,787,651	1,787,651	1,787,651
Other intangible assets, net	17,099	18,346	19,750	21,155	22,560
Tangible assets	$27,565,959	$27,040,812	$27,123,454	$26,177,269	$25,545,414
Common shares outstanding at period end	220,175	220,229	220,212	220,499	220,457

Total shareholders' equity to total assets ratio	14.75%	14.95%	14.83%	15.11%	15.03%
Tangible common equity ratio	9.17%	9.27%	9.15%	9.24%	9.01%
Book value per common share	$19.67	$19.59	$19.48	$19.18	$18.65
Tangible book value per common share	$11.48	$11.39	$11.27	$10.97	$10.44
(1) Please refer to the section above entitled "Goodwill" for discussion on evaluation of potential impairment.

Umpqua Reports First Quarter 2020 Results
April 22, 2020

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative customer experience, and distinctive banking solutions. Umpqua Bank has locations across Oregon, Washington, California, Idaho and Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit umpquabank.com.

Earnings Conference Call Information
The Company will host its first quarter 2020 earnings conference call on April 23, 2020, at 10:00 a.m. PT (1:00 p.m. ET). During the call, the Company will provide an update on recent activities and discuss its first quarter 2020 financial results. There will be a live question-and-answer session following the presentation. To join the call, please dial (866) 440-7407 ten minutes prior to the start time and enter conference ID: 9267202. A re-broadcast will be available approximately two hours after the call by dialing (855) 859-2056 and entering conference ID 9267202. The earnings conference call will also be available as an audio cast, which can be accessed on the Company's investor relations page at umpquabank.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In this press release we make forward-looking statements about the projected impact on our business operations of the COVID-19 global pandemic. Risks that could cause results to differ from forward-looking statements we make are set forth in our filings with the SEC and include, without limitation: current and future economic and market conditions, including the effects of declines in housing and commercial real estate prices, high unemployment rates, and any slowdown in economic growth particularly in the western United States; the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; economic forecast variables that are either materially worse or better than end of quarter projections and deterioration in the economy that exceeds current consensus estimates; timely completion of the goodwill impairment analysis; our ability to effectively manage problem credits; our ability to successfully implement efficiency and operational excellence initiatives; our ability to successfully develop and market new products and technology; and changes in laws or regulations. We also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions.

Umpqua Reports First Quarter 2020 Results
April 22, 2020

Umpqua Holdings Corporation
Consolidated Statements of Operations
(Unaudited)
	Quarter Ended					% Change
(In thousands, except per share data)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Seq. Quarter	Year over Year
Interest income:
Loans and leases	$245,993	$262,109	$266,111	$264,110	$258,747	(6)%	(5)%
Interest and dividends on investments:
Taxable	16,605	13,361	12,546	10,287	19,956	24%	(17)%
Exempt from federal income tax	1,562	1,638	1,727	1,921	2,114	(5)%	(26)%
Dividends	678	579	599	574	517	17%	31%
Temporary investments and interest bearing deposits	3,331	4,343	4,204	4,708	925	(23)%	260%
Total interest income	268,169	282,030	285,187	281,600	282,259	(5)%	(5)%
Interest expense:
Deposits	40,290	44,380	45,876	43,591	34,094	(9)%	18%
Securities sold under agreement to repurchase and federal funds purchased	395	431	448	403	810	(8)%	(51)%
Borrowings	4,046	5,080	4,238	4,563	3,683	(20)%	10%
Junior subordinated debentures	4,903	5,325	5,652	5,881	5,987	(8)%	(18)%
Total interest expense	49,634	55,216	56,214	54,438	44,574	(10)%	11%
Net interest income	218,535	226,814	228,973	227,162	237,685	(4)%	(8)%
Provision for credit losses	118,085	16,252	23,227	19,352	13,684	627%	763%
Non-interest income:
Service charges on deposits	15,638	16,656	16,627	15,953	15,278	(6)%	2%
Brokerage revenue	4,015	4,027	4,060	3,980	3,810	0%	5%
Residential mortgage banking revenue, net	17,540	34,050	47,000	9,529	11,231	(48)%	56%
(Loss) gain on sale of debt securities, net	(133)	2	—	(7,186)	—	nm	nm
Gain (loss) on equity securities, net	814	(84)	257	82,607	695	nm	17%
Gain on loan and lease sales, net	1,167	4,603	1,762	3,333	769	(75)%	52%
BOLI income	2,129	2,078	2,067	2,093	2,168	2%	(2)%
Other (expense) income	(526)	22,417	16,739	11,514	11,789	(102)%	(104)%
Total non-interest income	40,644	83,749	88,512	121,823	45,740	(51)%	(11)%
Non-interest expense:
Salaries and employee benefits	109,774	108,847	106,819	104,049	100,658	1%	9%
Occupancy and equipment, net	37,001	36,513	35,446	36,032	36,245	1%	2%
Intangible amortization	1,247	1,404	1,405	1,405	1,404	(11)%	(11)%
FDIC assessments	2,542	2,867	2,587	2,837	2,942	(11)%	(14)%
Other expenses	27,157	33,812	37,333	36,092	30,343	(20)%	(10)%
Total non-interest expense	177,721	183,443	183,590	180,415	171,592	(3)%	4%
(Loss) income before provision for income taxes	(36,627)	110,868	110,668	149,218	98,149	(133)%	(137)%
(Benefit) provision for income taxes	(8,363)	27,118	26,166	37,408	24,116	(131)%	(135)%
Net (loss) income	$(28,264)	$83,750	$84,502	$111,810	$74,033	(134)%	(138)%

Weighted average basic shares outstanding	220,216	220,222	220,285	220,487	220,366	0%	0%
Weighted average diluted shares outstanding	220,216	220,671	220,583	220,719	220,655	0%	0%
Earnings (loss) per common share – basic	$(0.13)	$0.38	$0.38	$0.51	$0.34	(134)%	(138)%
Earnings (loss) per common share – diluted	$(0.13)	$0.38	$0.38	$0.51	$0.34	(134)%	(138)%

nm = not meaningful

Note: The above Consolidated Statement of Operations for the quarter ended March 31, 2020 is preliminary and does not reflect any estimated goodwill impairment that the Company is in the process of evaluating.

Umpqua Reports First Quarter 2020 Results
April 22, 2020

Umpqua Holdings Corporation Consolidated Balance Sheets
(Unaudited)
						% Change
(In thousands, except per share data)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Seq. Quarter	Year over Year
Assets:
Cash and due from banks	$406,426	$382,598	$433,620	$342,508	$296,967	6%	37%
Interest bearing cash and temporary investments	1,251,290	980,158	757,824	691,283	605,841	28%	107%
Investment securities:
Equity and other, at fair value	80,797	80,165	64,764	66,358	63,327	1%	28%
Available for sale, at fair value	2,890,475	2,814,682	2,842,076	2,698,398	2,894,778	3%	0%
Held to maturity, at amortized cost	3,200	3,260	3,320	3,416	3,478	(2)%	(8)%
Loans held for sale, at fair value	481,541	513,431	355,022	356,645	240,302	(6)%	100%
Loans and leases	21,251,478	21,195,684	21,520,794	20,953,371	20,405,997	0%	4%
Allowance for credit losses on loans and leases	(291,420)	(157,629)	(156,288)	(151,069)	(144,872)	85%	101%
Net loans and leases	20,960,058	21,038,055	21,364,506	20,802,302	20,261,125	0%	3%
Restricted equity securities	58,062	46,463	54,463	43,063	47,466	25%	22%
Premises and equipment, net	195,390	201,460	203,391	210,285	217,595	(3)%	(10)%
Operating lease right-of-use assets	115,485	110,718	108,187	112,752	109,807	4%	5%
Goodwill	1,787,651	1,787,651	1,787,651	1,787,651	1,787,651	0%	0%
Other intangible assets, net	17,099	18,346	19,750	21,155	22,560	(7)%	(24)%
Residential mortgage servicing rights, at fair value	94,346	115,010	151,383	139,780	158,946	(18)%	(41)%
Bank owned life insurance	322,717	320,611	318,533	316,435	314,303	1%	3%
Other assets	706,172	434,201	466,365	394,044	331,479	63%	113%
Total assets	$29,370,709	$28,846,809	$28,930,855	$27,986,075	$27,355,625	2%	7%
Liabilities:
Deposits	$22,699,375	$22,481,504	$22,434,734	$21,819,013	$21,243,894	1%	7%
Securities sold under agreements to repurchase	346,245	311,308	296,717	308,052	288,944	11%	20%
Borrowings	1,196,597	906,635	1,106,674	821,712	932,420	32%	28%
Junior subordinated debentures, at fair value	195,521	274,812	267,798	277,028	294,121	(29)%	(34)%
Junior subordinated debentures, at amortized cost	88,439	88,496	88,553	88,610	88,667	0%	0%
Operating lease liabilities	123,962	119,429	116,924	121,742	118,520	4%	5%
Deferred tax liability, net	67,512	52,928	67,055	57,757	45,202	28%	49%
Other liabilities	321,764	297,782	262,884	263,654	231,531	8%	39%
Total liabilities	25,039,415	24,532,894	24,641,339	23,757,568	23,243,299	2%	8%
Shareholders' equity:
Common stock	3,507,680	3,514,000	3,511,493	3,514,391	3,511,731	0%	0%
Retained earnings	655,343	770,366	733,059	695,003	629,877	(15)%	4%
Accumulated other comprehensive income (loss)	168,271	29,549	44,964	19,113	(29,282)	469%	(675)%
Total shareholders' equity	4,331,294	4,313,915	4,289,516	4,228,507	4,112,326	0%	5%
Total liabilities and shareholders' equity	$29,370,709	$28,846,809	$28,930,855	$27,986,075	$27,355,625	2%	7%

Common shares outstanding at period end	220,175	220,229	220,212	220,499	220,457	0%	0%
Book value per common share	$19.67	$19.59	$19.48	$19.18	$18.65	0%	5%
Tangible book value per common share	$11.48	$11.39	$11.27	$10.97	$10.44	1%	10%
Tangible equity - common	$2,526,544	$2,507,918	$2,482,115	$2,419,701	$2,302,115	1%	10%
Tangible common equity to tangible assets	9.17%	9.27%	9.15%	9.24%	9.01%	(0.10)	0.16

Note: The above Consolidated Balance Sheet as of March 31, 2020 is preliminary and does not reflect any estimated goodwill impairment that the Company is in the process of evaluating.

Umpqua Reports First Quarter 2020 Results
April 22, 2020

Umpqua Holdings Corporation
Loan and Lease Portfolio
(Unaudited)
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	% Change
(Dollars in thousands)	Amount	Amount	Amount	Amount	Amount	Seq. Quarter	Year over Year
Loans and leases:
Commercial real estate:
Non-owner occupied term, net	$3,613,420	$3,545,566	$3,495,555	$3,537,084	$3,476,972	2%	4%
Owner occupied term, net	2,472,187	2,496,088	2,566,299	2,396,674	2,449,648	(1)%	1%
Multifamily, net	3,464,217	3,514,774	3,479,986	3,341,547	3,302,936	(1)%	5%
Construction & development, net	667,975	678,740	771,214	732,932	686,107	(2)%	(3)%
Residential development, net	187,594	189,010	191,500	199,421	205,963	(1)%	(9)%
Commercial:
Term, net	2,317,573	2,232,817	2,310,759	2,271,346	2,185,322	4%	6%
Lines of credit & other, net	1,208,051	1,212,393	1,254,755	1,280,587	1,229,092	0%	(2)%
Leases & equipment finance, net	1,492,762	1,465,489	1,485,753	1,449,579	1,378,686	2%	8%
Residential:
Mortgage, net	4,193,908	4,215,424	4,245,674	3,995,643	3,768,955	(1)%	11%
Home equity loans & lines, net	1,249,152	1,237,512	1,224,578	1,215,215	1,170,252	1%	7%
Consumer & other, net	384,639	407,871	494,721	533,343	552,064	(6)%	(30)%
Total loans, net of deferred fees and costs	$21,251,478	$21,195,684	$21,520,794	$20,953,371	$20,405,997	0%	4%

Loan and leases mix:
Commercial real estate:
Non-owner occupied term, net	17%	17%	16%	17%	17%
Owner occupied term, net	12%	12%	12%	11%	12%
Multifamily, net	16%	16%	16%	16%	16%
Construction & development, net	3%	3%	4%	3%	3%
Residential development, net	1%	1%	1%	1%	1%
Commercial:
Term, net	11%	10%	11%	11%	11%
Lines of credit & other, net	5%	6%	6%	6%	6%
Leases & equipment finance, net	7%	7%	7%	7%	7%
Residential:
Mortgage, net	20%	20%	20%	19%	18%
Home equity loans & lines, net	6%	6%	5%	6%	6%
Consumer & other, net	2%	2%	2%	3%	3%
Total	100%	100%	100%	100%	100%

Umpqua Reports First Quarter 2020 Results
April 22, 2020

Umpqua Holdings Corporation
Deposits by Type/Core Deposits
(Unaudited)
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	% Change
(Dollars in thousands)	Amount	Amount	Amount	Amount	Amount	Seq. Quarter	Year over Year
Deposits:
Demand, non-interest bearing	$7,169,907	$6,913,375	$7,123,180	$6,771,087	$6,495,562	4%	10%
Demand, interest bearing	2,482,908	2,524,534	2,406,404	2,355,473	2,341,441	(2)%	6%
Money market	7,082,011	6,930,815	6,646,383	6,789,036	6,469,286	2%	9%
Savings	1,486,909	1,471,475	1,469,302	1,446,332	1,479,509	1%	1%
Time	4,477,640	4,641,305	4,789,465	4,457,085	4,458,096	(4)%	0%
Total	$22,699,375	$22,481,504	$22,434,734	$21,819,013	$21,243,894	1%	7%

Total core deposits (1)	$19,434,228	$19,061,058	$18,845,328	$18,529,797	$17,903,754	2%	9%

Deposit mix:
Demand, non-interest bearing	32%	31%	32%	31%	31%
Demand, interest bearing	11%	11%	11%	11%	11%
Money market	31%	31%	30%	31%	30%
Savings	7%	6%	6%	7%	7%
Time	19%	21%	21%	20%	21%
Total	100%	100%	100%	100%	100%

Number of open accounts:
Demand, non-interest bearing	416,270	415,254	413,633	409,235	406,039
Demand, interest bearing	75,514	75,900	76,390	76,686	76,712
Money market	59,203	58,888	58,796	58,158	56,602
Savings	159,870	159,948	160,673	160,708	161,039
Time	62,515	62,952	62,122	60,571	58,210
Total	773,372	772,942	771,614	765,358	758,602

Average balance per account:
Demand, non-interest bearing	$17.2	$16.6	$17.2	$16.5	$16.0
Demand, interest bearing	32.9	33.3	31.5	30.7	30.5
Money market	119.6	117.7	113.0	116.7	114.3
Savings	9.3	9.2	9.1	9.0	9.2
Time	71.6	73.7	77.1	73.6	76.6
Total	$29.4	$29.1	$29.1	$28.5	$28.0

(1) Core deposits are defined as total deposits less time deposits greater than $100,000.

Umpqua Reports First Quarter 2020 Results
April 22, 2020

Umpqua Holdings Corporation
Credit Quality – Non-performing Assets
(Unaudited)
	Quarter Ended					% Change
(Dollars in thousands)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Seq. Quarter	Year over Year
Non-performing assets:
Loans and leases on non-accrual status	$39,128	$26,244	$31,636	$35,022	$44,586	49%	(12)%
Loans and leases past due 90+ days and accruing (1)	47,185	37,969	35,745	35,700	31,424	24%	50%
Total non-performing loans and leases	86,313	64,213	67,381	70,722	76,010	34%	14%
Other real estate owned	3,020	3,295	4,026	8,423	10,488	(8)%	(71)%
Total non-performing assets	$89,333	$67,508	$71,407	$79,145	$86,498	32%	3%

Performing restructured loans and leases	$20,541	$18,576	$14,309	$15,267	$15,726	11%	31%
Loans and leases past due 31-89 days	$59,962	$41,882	$44,390	$40,619	$53,009	43%	13%
Loans and leases past due 31-89 days to total loans and leases	0.28%	0.20%	0.21%	0.19%	0.26%
Non-performing loans and leases to total loans and leases (1)	0.41%	0.30%	0.31%	0.34%	0.37%
Non-performing assets to total assets(1)	0.30%	0.23%	0.25%	0.28%	0.32%

(1)Excludes non-performing mortgage loans guaranteed by Ginnie Mae, which Umpqua has the unilateral right to repurchase but has not done so, totaling $5.3 million, $4.3 million, $5.2 million, $5.4 million, and $158,000 at March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019, and March 31, 2019, respectively.

Umpqua Reports First Quarter 2020 Results
April 22, 2020

Umpqua Holdings Corporation
Credit Quality – Allowance for Credit Losses
(Unaudited)
	Quarter Ended					% Change
(Dollars in thousands)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Seq. Quarter	Year over Year
Allowance for credit losses (ACL):
Beginning allowance for credit losses on loans and leases (ACLLL)	$157,629	$156,288	$151,069	$144,872	$144,871	1%	9%
Beginning reserve for unfunded commitments (RUC)	5,106	5,085	4,857	4,654	4,523	0%	13%
Beginning allowance	162,735	161,373	155,926	149,526	149,394	1%	9%
Impact of adoption of CECL	53,237	—	—	—	—	nm	nm
Provision for credit losses (1)	118,085	16,273	23,455	19,555	13,815	626%	755%
Charge-offs	(24,455)	(18,734)	(23,112)	(16,707)	(17,152)	31%	43%
Recoveries	2,745	3,823	5,104	3,552	3,469	(28)%	(21)%
Net charge-offs	(21,710)	(14,911)	(18,008)	(13,155)	(13,683)	46%	59%
Ending ACLLL	291,420	157,629	156,288	151,069	144,872	85%	101%
Ending RUC balance	20,927	5,106	5,085	4,857	4,654	310%	350%
Ending allowance	$312,347	$162,735	$161,373	$155,926	$149,526	92%	109%

Net charge-offs to average loans and leases (annualized)	0.41%	0.28%	0.34%	0.26%	0.27%
Recoveries to gross charge-offs	11.22%	20.41%	22.08%	21.26%	20.23%
ACLLL to loans and leases	1.37%	0.74%	0.73%	0.72%	0.71%
ACL to loans and leases	1.47%	0.77%	0.75%	0.74%	0.73%
nm = not meaningful

(1) For comparability, the provision for credit losses includes both the provision for loan and lease losses and the provision for reserve for unfunded commitments in prior periods.

Umpqua Reports First Quarter 2020 Results
April 22, 2020

Umpqua Holdings Corporation
Selected Ratios
(Unaudited)
	Quarter Ended					% Change
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Seq. Quarter	Year over Year
Average Rates:
Yield on loans held for sale	4.20%	4.25%	4.82%	5.03%	5.95%	(0.05)	(1.75)
Yield on loans and leases	4.58%	4.80%	4.93%	5.07%	5.06%	(0.22)	(0.48)
Yield on taxable investments	2.50%	2.05%	1.99%	1.62%	2.96%	0.45	(0.46)
Yield on tax-exempt investments (1)	3.14%	3.23%	3.30%	3.42%	3.59%	(0.09)	(0.45)
Yield on interest bearing cash and temporary investments	1.23%	1.65%	2.20%	2.41%	2.44%	(0.42)	(1.21)
Total yield on earning assets (1)	4.19%	4.36%	4.52%	4.59%	4.79%	(0.17)	(0.60)

Cost of interest bearing deposits	1.03%	1.13%	1.19%	1.16%	0.97%	(0.10)	0.06
Cost of securities sold under agreements
to repurchase and fed funds purchased	0.47%	0.56%	0.57%	0.55%	0.88%	(0.09)	(0.41)
Cost of borrowings	1.79%	1.96%	1.95%	2.03%	1.88%	(0.17)	(0.09)
Cost of junior subordinated debentures	5.45%	5.92%	6.14%	6.17%	6.24%	(0.47)	(0.79)
Total cost of interest bearing liabilities	1.15%	1.27%	1.33%	1.31%	1.14%	(0.12)	0.01

Net interest spread (1)	3.04%	3.09%	3.19%	3.28%	3.65%	(0.05)	(0.61)
Net interest margin (1)	3.41%	3.51%	3.63%	3.70%	4.03%	(0.10)	(0.62)

Performance Ratios:
Return on average assets	(0.39)%	1.15%	1.18%	1.62%	1.12%	(1.54)	(1.51)
Return on average tangible assets	(0.42)%	1.22%	1.26%	1.73%	1.20%	(1.64)	(1.62)
Return on average common equity	(2.66)%	7.70%	7.87%	10.80%	7.34%	(10.36)	(10.00)
Return on average tangible common equity	(4.60)%	13.24%	13.67%	19.14%	13.17%	(17.84)	(17.77)
Efficiency ratio – Consolidated	68.48%	59.00%	57.76%	51.64%	60.44%	9.48	8.04
Efficiency ratio – Bank	66.66%	57.56%	56.22%	50.16%	58.57%	9.10	8.09

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 21% tax rate.

Umpqua Reports First Quarter 2020 Results
April 22, 2020

Umpqua Holdings Corporation Average Balances
(Unaudited)
	Quarter Ended					% Change
(Dollars in thousands)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Seq. Quarter	Year over Year
Temporary investments and interest bearing cash	$1,084,854	$1,045,975	$759,416	$783,703	$153,347	4%	607%
Investment securities, taxable	2,760,461	2,719,089	2,648,092	2,683,472	2,757,644	2%	0%
Investment securities, tax-exempt	241,105	244,895	252,765	271,633	287,366	(2)%	(16)%
Loans held for sale	406,434	415,169	328,155	264,445	187,656	(2)%	117%
Loans and leases	21,196,989	21,379,239	21,170,915	20,605,963	20,388,988	(1)%	4%
Total interest earning assets	25,689,843	25,804,367	25,159,343	24,609,216	23,775,001	0%	8%
Goodwill and other intangible assets, net	1,805,440	1,806,791	1,808,191	1,809,583	1,811,007	0%	0%
Total assets	28,865,110	28,981,387	28,356,982	27,709,310	26,811,621	0%	8%

Non-interest bearing demand deposits	6,880,457	7,037,320	6,880,093	6,556,090	6,505,615	(2)%	6%
Interest bearing deposits	15,695,309	15,550,483	15,289,464	15,069,198	14,304,325	1%	10%
Total deposits	22,575,766	22,587,803	22,169,557	21,625,288	20,809,940	0%	8%
Interest bearing liabilities	17,301,712	17,237,770	16,827,917	16,646,949	15,858,561	0%	9%

Shareholders' equity - common	4,277,974	4,317,277	4,260,810	4,153,175	4,091,174	(1)%	5%
Tangible common equity (1)	2,472,534	2,510,486	2,452,619	2,343,592	2,280,167	(2)%	8%

(1) Average tangible common equity is a non-GAAP financial measure. Average tangible common equity is calculated as average common shareholders' equity less average goodwill and other intangible assets, net (excluding MSRs).

Umpqua Reports First Quarter 2020 Results
April 22, 2020

Umpqua Holdings Corporation Average Rates and Balances
(Unaudited)
	Quarter Ended
	March 31, 2020			December 31, 2019			March 31, 2019
(Dollars in thousands)	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates
INTEREST-EARNING ASSETS:
Loans held for sale	$406,434	$4,264	4.20%	$415,169	$4,408	4.25%	$187,656	$2,790	5.95%
Loans and leases (1)	21,196,989	241,729	4.58%	21,379,239	257,701	4.80%	20,388,988	255,957	5.06%
Taxable securities	2,760,461	17,283	2.50%	2,719,089	13,940	2.05%	2,757,644	20,473	2.96%
Non-taxable securities (2)	241,105	1,894	3.14%	244,895	1,980	3.23%	287,366	2,580	3.59%
Temporary investments and interest-bearing cash	1,084,854	3,331	1.23%	1,045,975	4,343	1.65%	153,347	925	2.44%
Total interest-earning assets	25,689,843	$268,501	4.19%	25,804,367	$282,372	4.36%	23,775,001	$282,725	4.79%
Other assets	3,175,267			3,177,020			3,036,620
Total assets	$28,865,110			$28,981,387			$26,811,621
INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits	$2,471,556	$3,543	0.58%	$2,446,137	$3,485	0.57%	$2,319,718	$2,640	0.46%
Money market deposits	7,107,626	11,759	0.66%	6,853,118	13,690	0.79%	6,391,721	11,017	0.70%
Savings deposits	1,485,171	241	0.07%	1,463,744	509	0.14%	1,488,530	270	0.07%
Time deposits	4,630,956	24,747	2.15%	4,787,484	26,696	2.21%	4,104,356	20,167	1.99%
Total interest-bearing deposits	15,695,309	40,290	1.03%	15,550,483	44,380	1.13%	14,304,325	34,094	0.97%
Repurchase agreements and federal funds purchased	337,796	395	0.47%	303,230	431	0.56%	371,336	810	0.88%
Borrowings	906,624	4,046	1.79%	1,027,311	5,080	1.96%	793,797	3,683	1.88%
Junior subordinated debentures	361,983	4,903	5.45%	356,746	5,325	5.92%	389,103	5,987	6.24%
Total interest-bearing liabilities	17,301,712	$49,634	1.15%	17,237,770	$55,216	1.27%	15,858,561	$44,574	1.14%
Non-interest-bearing deposits	6,880,457			7,037,320			6,505,615
Other liabilities	404,967			389,020			356,271
Total liabilities	24,587,136			24,664,110			22,720,447
Common equity	4,277,974			4,317,277			4,091,174
Total liabilities and shareholders' equity	$28,865,110			$28,981,387			$26,811,621
NET INTEREST INCOME		$218,867			$227,156			$238,151
NET INTEREST SPREAD			3.04%			3.09%			3.65%
NET INTEREST INCOME TO EARNING ASSETS OR NET INTEREST MARGIN (1), (2)			3.41%			3.51%			4.03%
(1)Non-accrual loans and leases are included in the average balance.
(2)Tax-exempt income has been adjusted to a tax equivalent basis at a 21% tax rate. The amount of such adjustment was an addition to recorded income of approximately $332,000 for the three months ended March 31, 2020, as compared to $342,000 for December 31, 2019 and $466,000 for March 31, 2019.

Umpqua Reports First Quarter 2020 Results
April 22, 2020

Umpqua Holdings Corporation Residential Mortgage Banking Activity
(Unaudited)
	Quarter Ended					% Change
(Dollars in thousands)	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019	Seq. Quarter	Year over Year
Residential mortgage banking revenue:
Origination and sale	$39,347	$35,438	$31,432	$23,151	$14,373	11%	174%
Servicing	8,880	8,981	11,358	11,036	10,824	(1)%	(18)%
Change in fair value of MSR asset:
Changes due to collection/realization of expected cash flows over time	(5,329)	(5,237)	(6,835)	(6,905)	(6,431)	2%	(17)%
Changes due to valuation inputs or assumptions	(25,358)	(5,132)	11,045	(17,753)	(7,535)	394%	237%
Total	$17,540	$34,050	$47,000	$9,529	$11,231	(48)%	56%

Closed loan volume:
Portfolio	$252,329	$335,511	$611,022	$481,878	$318,612	(25)%	(21)%
For-sale	1,148,184	1,060,016	844,442	698,150	487,090	8%	136%
Total	$1,400,513	$1,395,527	$1,455,464	$1,180,028	$805,702	0%	74%

Gain on sale margin:
Based on for-sale volume	3.43%	3.34%	3.72%	3.32%	2.95%	0.09	0.48

Residential mortgage servicing rights:
Balance, beginning of period	$115,010	$151,383	$139,780	$158,946	$169,025	(24)%	(32)%
Additions for new MSR capitalized	10,023	8,397	7,393	5,492	3,887	19%	158%
Sale of MSR assets	—	(34,401)	—	—	—	(100)%	nm
Changes in fair value of MSR asset:
Changes due to collection/realization of expected cash flows over time	(5,329)	(5,237)	(6,835)	(6,905)	(6,431)	2%	(17)%
Changes due to valuation inputs or assumptions	(25,358)	(5,132)	11,045	(17,753)	(7,535)	394%	237%
Balance, end of period	$94,346	$115,010	$151,383	$139,780	$158,946	(18)%	(41)%

Residential mortgage loans serviced for others	$12,533,045	$12,276,943	$15,707,519	$15,796,102	$15,902,587	2%	(21)%
MSR as % of serviced portfolio	0.75%	0.94%	0.96%	0.88%	1.00%	(0.19)	(0.25)
nm = not meaningful